Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The South Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of The South Financial Group, Inc. of our reports dated March 10, 2006, with respect to the consolidated balance sheets of The South Financial Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of The South Financial Group, Inc.

Our report dated March 10, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that The South Financial Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was a material weakness in The South Financial Group, Inc.’s internal control over financial reporting regarding ineffective policies and procedures related to the accounting for certain derivative financial instruments under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/  KPMG LLP

Greenville, South Carolina

September 22, 2006